Exhibit 8

LIST OF SUBSIDIARIES

List of Subsidiaries
Name	Jurisdiction of Incorporation
Grupo Credito S.A.	Peru
Banco de Credito del Peru	Peru
Pacifico Compañia de Seguros y Reaseguros S.A.	Peru
Atlantic Security Holding Corporation	Cayman Islands

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